                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

             Information to be Included in Statements Filed Pursuant
            to Rules 13d-1(b)(c) and (d) and Amendments thereto Filed
                            Pursuant to Rule 13d-2(b)

                               (Amendment No. 1)*

                             OAKHURST COMPANY, INC.
          ------------------------------------------------------------
                                (Name of issuer)

                     Common Stock, par value $0.01 per share
          ------------------------------------------------------------
                         (Title of class of securities)

                                    672202108
                     ---------------------------------------
                                 (CUSIP number)

                                  July 18, 2001
         --------------------------------------------------------------
            (Dates of Events which Require Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which the Schedule is filed

     [_] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [_] Rule 13d-1(d)

-----------------------------                         --------------------------
CUSIP No.  672202108             SCHEDULE 13G           Page 2 of 11 Pages
-----------------------------                         --------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      J O Hambro Capital Management Limited
      No IRS Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      England
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             605,520
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          605,520
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      605,520
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      12.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IA, CO
------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                         --------------------------
CUSIP No.  672202108             SCHEDULE 13G           Page 3 of 11 Pages
-----------------------------                         --------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      J O Hambro Capital Management Group Limited
      No IRS Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      England
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             605,520
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          605,520
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      605,520
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      12.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IA, CO
------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                         --------------------------
CUSIP No.  672202108               SCHEDULE 13G           Page 4 of 11 Pages
-----------------------------                         --------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Growth Financial Services Limited
      No IRS Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      England
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             605,520
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          605,520
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      605,520
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      12.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO
------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                         --------------------------
CUSIP No.  672202108             SCHEDULE 13G           Page 5 of 11 Pages
-----------------------------                         --------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      North Atlantic Smaller Companies Investment Trust plc
      No IRS Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      England
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             605,520
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          605,520
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      605,520
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      12.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IV, CO
------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                         --------------------------
CUSIP No.  672202108             SCHEDULE 13G           Page 6 of 11 Pages
-----------------------------                         --------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      Christopher Harwood Bernard Mills
      No IRS Identification Number

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      England
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             605,520
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          605,520
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      605,520
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      12.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN
------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               AMENDMENT NO. 1 TO
                            STATEMENT ON SCHEDULE 13G
                            -------------------------

     This Amendment No.  1 to Statement on Schedule 13G (the "Amendment") amends
Item 4 of the Statement on Schedule 13G (the "Schedule 13G") filed on October 10, 2001 with the Securities and Exchange Commission (the "SEC") by certain of the Filing Parties (defined below).

Item 1(a).   Name of Issuer:
             --------------

     Oakhurst Company, Inc. (the "Company")

Item 1(b).   Address of Issuer's Principal Executive Offices:
             -----------------------------------------------

     3365 Spruce Lane
     Grapevine, Texas 76051

Item 2(a).   Name of Person Filing.
             ---------------------

     This Amendment is filed on behalf of the following five parties, who are collectively referred to as the "Filing Parties":

1. J O Hambro Capital Management Group Limited ("J O Hambro Group"), formerly named J O Hambro Capital Management (Holdings) Limited, is a corporation organized under the laws of England with its principal office and business at Ryder Court, 14 Ryder Street, London SW1Y 6QB England. Holdings functions as the ultimate holding company for J O Hambro Capital Management Limited.

2. J O Hambro Capital Management Limited ("J O Hambro Capital Management"), formerly named J O Hambro & Partners Limited, is a corporation organized under the laws of England with its principal office and business at Ryder Court, 14 Ryder Street, London SW1Y 6QB England. J O Hambro Capital Management is principally engaged in the business of investment management and advising. It serves as co-investment adviser to NASCIT and as investment adviser to Oryx as well as private clients.

3. Christopher Harwood Bernard Mills is a British citizen whose business address is Ryder Court, 14 Ryder Street, London SW1Y 6QB England. His principal employment includes service as executive director of NASCIT, as a director of J O Hambro Capital Management and Oryx, and as co-investment adviser to NASCIT.

4. Growth Financial Services Limited ("GFS"), formerly named Growth Investment Management Limited, is a corporation organized under the laws of England with its principal office at 77 Middle Street, Brockham, Surrey RH3 7HL England and with its

                              Pages 7 of 11 Pages
     principal business at Ryder Court, 14 Ryder Street, London SW1Y 6QB England. GFS has undertaken to provide the services of Christopher Mills to NASCIT.

5. North Atlantic Smaller Companies Investment Trust plc ("NASCIT"), formerly named Consolidated Venture Trust plc, is a corporation organized under the laws of England with its principal office and business at Ryder Court, 14 Ryder Street, London SW1Y 6QB England. NASCIT is a publicly-held investment trust company. Christopher Harwood Bernard Mills and J O Hambro Capital Management serve as co-investment advisers to NASCIT.

Item 2(b).   Address of Principal Business Office or, if None, Residence:
             -----------------------------------------------------------

     The principal business address of the Filing Parties is c/o J O Hambro Capital Management Limited, Ryder Court, 14 Ryder Street, London SW1Y 6QB England.

Item 2(c).   Citizenship:
             -----------

     England

Item 2(d).   Title of Class of Securities:
             ----------------------------

     Common Stock, par value $0.01 per share.

Item 2(e).   CUSIP Number:
             ------------

     672202108

Item 3.      If the statement is filed pursuant to Rules 13d-1(b) or 13d-2(b),
             -----------------------------------------------------------------
             check whether the person filing is a:
             -------------------------------------

     Not Applicable.

Item 4.      Ownership.
             ----------

     The aggregate number and percentage of the outstanding Common Stock of the Company beneficially owned by each of the Filing Parties are as follows:

                                                 Number of     Number of
                                   Number of      Shares:     Shares: Sole
    Filing            Aggregate   Shares: Sole    Shared       or Shared
    Party             Number of    Power to      Power to       Power to      Approximate
                       Shares:       Vote          Vote         Dispose       Percentage*
------------------  ------------  ------------   ----------   ------------   ------------
J O Hambro Group      605,520              0      605,520       605,520          12.3%
-------------------------------------------------------------------------------------------


                               Page 8 of 11 Pages

                                   Number of  Number of   Number of
                                    Shares:    Shares:  Shares: Sole
                        Aggregate    Sole      Shared     or Shared
      Filing            Number of  Power to   Power to    Power to   Approximate
      Party              Shares:     Vote       Vote       Dispose   Percentage
----------------------  ---------  ---------  --------- ------------ -----------
J O Hambro               605,520       0      605,520      605,520     12.3%
Capital Management

Christopher H.B. Mills   605,520       0      605,520      605,520     12.3%

NASCIT                   605,520       0      605,520      605,520     12.3%

GFS                      605,520       0      605,520      605,520     12.3%

--------------------------------------------------------------------------------

     * Based on 4,943,018 shares of Common Stock, par value $0.01 per share, outstanding as of July 16, 2001, which is based on information reported in the Company's Quarterly Report on Form 10-Q for the quarterly period ended May 31, 2001.

Item 5.   Ownership of Five Percent or Less of a Class:
          ---------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person:
          ---------------------------------------------------------------

     As co-investment advisers to NASCIT, Christopher Harwood Bernard Mills and J O Hambro Capital Management share the right to transfer and vote the shares of Common Stock of the Company pursuant to an agreement entered into among NASCIT, GFS and Christopher Mills and an agreement entered into between NASCIT and J O Hambro Capital Management, each dated as of January 7, 1993, respectively.

Item 7.   Identification and Classification of the Subsidiary Which Acquired the
          ----------------------------------------------------------------------
          Security Being Reported on by the Parent Holding Company:
          --------------------------------------------------------

     Not Applicable.

Item 8.   Identification and Classification of Members of the Group:
          ---------------------------------------------------------

     See Item 2(a).

Item 9.   Notice of Dissolution of Group:
          ------------------------------

     Not Applicable.

                               Page 9 of 11 Pages

Item 10.  Certification:
          -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 10 of 11 Pages

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2002

                                    J O HAMBRO CAPITAL MANAGEMENT LIMITED



                                    By:    /s/ Graham Warner
                                       ----------------------------------------
                                       Name:  Graham Warner
                                       Title: Finance Director
                                       Executed on behalf of the parties hereto
                                       pursuant to the Joint Filing Agreement,
                                       as previously filed.

                               Page 11 of 11 Pages